Exhibit 4.1

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR BANK, S.A./N.V., AS OPERATOR OF THE EUROCLEAR SYSTEM (“EUROCLEAR”), AND CLEARSTREAM BANKING, SOCIÉTÉ ANONYME, LUXEMBOURG (“CLEARSTREAM” AND, TOGETHER WITH EUROCLEAR, “EUROCLEAR/CLEARSTREAM”) , TO UNITED PARCEL SERVICE, INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR/CLEARSTREAM (AND ANY PAYMENT IS MADE TO THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR/CLEARSTREAM), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL, INASMUCH AS THE REGISTERED OWNER HEREOF, THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED, HAS AN INTEREST HEREIN.

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY (AS DEFINED IN THE INDENTURE) OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE CIRCUMSTANCES DESCRIBED IN THE INDENTURE. EVERY SECURITY AUTHENTICATED AND DELIVERED UPON REGISTRATION OF TRANSFER OF, OR IN EXCHANGE FOR, OR IN LIEU OF, THIS SECURITY WILL BE A GLOBAL SECURITY SUBJECT TO THE FOREGOING, EXCEPT IN SUCH LIMITED CIRCUMSTANCES.

UNITED PARCEL SERVICE, INC.

No. 1	€500,000,000

CUSIP: 911312 AU0

ISIN: XS1323463056

Common Code No.: 132346305

Floating Rate Senior Notes due 2020

United Parcel Service, Inc., a corporation duly organized and existing under the laws of Delaware (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to The Bank of New York Depository (Nominees) Limited, as nominee of The Bank of New York Mellon (London Branch) as common depositary for Euroclear Bank, S.A./N.V. (“Euroclear”), and Clearstream Banking, société anonyme (“Clearstream”), or registered assigns, the principal sum of FIVE HUNDRED MILLION EUROS (€500,000,000), or such other principal amount as may be set forth in the records of the Securities Registrar hereinafter referred to in accordance with the Indenture, on July 15, 2020 and to pay interest thereon from November 20, 2015 or from the most recent date to which interest has been paid or duly provided for, on January 15, April 15, July 15 and October 15 of each year and on the maturity date (each, an “Interest Payment Date”), commencing April 15, 2016 and ending on the maturity date.

The interest so payable and punctually paid or duly provided for on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the close of business on the 15th calendar day (whether or not a business day) immediately preceding the related Interest Payment Date or, if the Securities are represented by one or more global notes, the close of business on the business day (for this purpose a day on which Clearstream and Euroclear are open for business) immediately preceding the related Interest Payment Date; provided, however, that interest payable on the maturity date or any redemption date shall be payable to the Person to whom the principal of this Security shall be payable. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be set by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Interest payable on any Interest Payment Date or maturity date shall be the amount of interest accrued from, and including, the immediately preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including November 20, 2015, if no interest has been paid or duly provided for with respect to the Securities) to, but excluding, such Interest Payment Date or maturity date, as the case may be. If any Interest Payment Date

(other than the maturity date or any redemption date) is not a Business Day at the relevant place of payment, the Company will pay interest on the next day that is a Business Day at such place of payment as if payment were made on the date such payment was due, except that if such Business Day is in the immediately succeeding calendar month, such Interest Payment Date (other than the maturity date) shall be the immediately preceding Business Day. If the maturity date of the Securities is not a Business Day at the relevant place of payment, the Company will pay interest, if any, and principal and premium, if any, on the next day that is a Business Day at such place of payment as if payment were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the immediately succeeding Business Day.

“Business Day” means any day, other than a Saturday or Sunday, (i) which is not a day on which banking institutions in the City of New York or London are authorized or required by law or executive order to close and (ii) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system, or the TARGET2 system, or any successor thereto, operates.

The “Place of Payment” with respect to this Security shall be London, England.

Delivery of the Maturity Consideration and payment of interest on this Security will be made at the office or agency of the Company maintained for that purpose in London, England, which shall initially be One Canada Square, London E14 5AL; provided, however, that at the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register; provided further, that all payments of Maturity Consideration and interest with respect to the Securities of this series represented by one or more Global Securities deposited with, or on behalf of, a common depositary, and registered in the name of the nominee of the common depositary for the accounts of Clearstream and Euroclear shall be made through the facilities of the common depositary.

All payments of Maturity Consideration and interest will be made in euros. If the euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond its control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of this Security will be made in U.S. dollars until the euro is again available to the Company or so used. The amount payable on any date in euros will be converted into U.S. dollars on the basis of the most recently available “Market Exchange Rate” for the euro, which shall mean the noon buying rate in The City of New York for cable transfers of euros as certified for customs purposes (or, if not so certified, as otherwise determined) by the United States Federal Reserve Board. The Market Exchange Rate most recently available on, or prior to, the second Business Day before the relevant determination date will be the basis for determining the equivalent of euro in the currency of the United States of America for any purpose under the Indenture, including for purposes of the definition of “Outstanding” in Section 1.01 of the Indenture. Any payments in respect of this Security so made in U.S. dollars will not constitute an event of default under the terms of this Security or the Indenture.

The interest rate on this Security will be reset quarterly on January 15, April 15, July 15 and October 15 of each year, as applicable, commencing on April 15, 2016 (each, an “Interest Reset Date”). However, if any Interest Reset Date would otherwise be a day that is not a business day, such Interest Reset Date will be the next succeeding day that is a business day, except that if the next succeeding business day falls in the next succeeding calendar month, the applicable Interest Reset Date will be the immediately preceding business day.

The “Initial Interest Period” will be the period from and including November 20, 2015 to but excluding April 15, 2016.

The interest rate in effect during the Initial Interest Period will be equal to a rate interpolated between Three-Month EURIBOR and Six-Month EURIBOR, determined two TARGET System Days prior to November 20, 2015, plus 0.43%. A “TARGET System Day” is any day in which the TARGET System, or any successor thereto, is open for business and a day on which commercial banks are open for dealings in euro deposits in the London interbank market. With respect to Securities of this series in certificated form, the reference to Business Day will also mean a day on which banking institutions generally are open for business in the location of each office of a transfer agent, but only with respect to a payment or other action to occur at that office.

After the Initial Interest Period, the interest periods will be the periods from and including an Interest Reset Date to but excluding the immediately succeeding Interest Reset Date, except that the final interest period will be the period from and including the Interest Reset Date immediately preceding the maturity date of such Securities to but excluding the maturity date (each an “Interest Period”). The interest rate per annum for this Security in any Interest Period (which, for the avoidance of doubt, does not include the Initial Interest Period) will be equal to Three-Month EURIBOR plus 0.43%, as determined by the calculation agent. The Interest Rate in effect for the 15 calendar days prior to any redemption date earlier than the maturity date will be the Interest Rate in effect on the 15th day preceding such earlier redemption date.

Notwithstanding anything to the contrary contained herein, the Interest Rate on this Security shall not be less than 0.00%. The Interest Rate on this Security will be limited to the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

Upon the request of any Holder of Securities, the calculation agent will provide the Interest Rate then in effect and, if then determined, the Interest Rate that will become effective on the next Interest Reset Date.

The Bank of New York Mellon, London Branch, or such other person appointed by the Company, will act as calculation agent for the Securities. The calculation agent will determine Three-Month EURIBOR or Six-Month EURIBOR, as applicable, for the Initial Interest Period and each other Interest Period on the second TARGET System Day prior to the first day of such period (the “Interest Determination Date”).

“Three-Month EURIBOR” and “Six-Month EURIBOR,” with respect to any Interest Determination Date, will be the offered rates for deposits of euros having maturities of three months and six months, respectively, that appear on “Reuters Page EURIBOR 01” at approximately 11:00 a.m., Brussels time, on such Interest Determination Date. If on an Interest Determination Date, such rate does not appear on the “Reuters Page EURIBOR 01” as of 11:00 a.m., Brussels time, or if “Reuters Page EURIBOR 01” is not available on such date, the calculation agent will obtain such rate from Bloomberg L.P.’s page “BBAM.”

If no offered rate appears on “Reuters Page EURIBOR 01” or Bloomberg L.P.’s page “BBAM” on an Interest Determination Date, Three-Month EURIBOR will be determined for such Interest Determination Date on the basis of the rates at approximately 11:00 a.m., Brussels time, on such Interest Determination Date at which deposits in euros are offered to prime banks in the euro-zone inter-bank market by the principal euro-zone office of each of four major banks in such market selected and identified by the Company (the “Reference Banks”), for a term of three months commencing on the applicable Interest Reset Date and in a principal amount of not less than €1,000,000 that is representative for a single transaction in euros in such market at such time. The Company will ensure the calculation agent is provided with the complete contact details of the relevant personnel at each of the Reference Banks that they will be required to contact in order to obtain the relevant Interest Rate. The calculation agent will request the principal euro-zone office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, Three-Month EURIBOR for such Interest Period will be the arithmetic mean (rounded upwards) of such quotations. If fewer than two such quotations are provided, Three-Month EURIBOR for such Interest Period will be the arithmetic mean (rounded upwards) of the rates quoted at approximately 11:00 a.m., Brussels time, on such Interest Determination Date by three major banks in the euro-zone, selected and identified by the Company, for loans in euros to leading European banks, for a term of three months, commencing on the applicable Interest Reset Date and in a principal amount of not less than €1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks so selected are not quoting as mentioned above, the Interest Rate will be the same as the Interest Rate determined on the immediately preceding Interest Reset Date, or, if none, the Interest Rate will be the initial interest rate.

All percentages resulting from any calculation of any Interest Rate for this Security will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all euro amounts will be rounded to the nearest cent, with one-half cent being rounded upward. The amount of interest payable in respect of each Security will be calculated by applying the applicable Interest Rate for such Interest Period to the outstanding principal amount of the Security, multiplying the product by the actual number of days in such Interest Period and dividing by 360.

Promptly upon such determination, the calculation agent will notify the Company and the Trustee (if the calculation agent is not the Trustee) of the Interest Rate for the new Interest Period.

All calculations made by the calculation agent for the purposes of calculating interest on the Securities shall be conclusive and binding on the Holders and the Company, absent manifest errors.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: November 20, 2015

UNITED PARCEL SERVICE, INC.

/s/ Richard N. Peretz
Name:	Richard N. Peretz
Title:	Senior Vice President, Chief Financial Officer and Treasurer

Attest:

/s/ Joseph B. Amsbary, Jr.
Name:	Joseph B. Amsbary, Jr.
Title:	Assistant Secretary

REVERSE OF SECURITY

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of August 26, 2003 (as supplemented, herein called the “Indenture”, which term shall have the meaning assigned to it in such instrument), between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor to Citibank, N.A.), as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof.

Payment of Additional Amounts

Subject to the exceptions and limitations set forth below, the Company will pay to or on account of a beneficial owner of Securities who is not a United States person for U.S. federal income tax purposes such additional amounts as may be necessary to ensure that every net payment by the Company of the principal of and interest on such Securities, after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge imposed upon or as a result of such payment, by the United States or any political subdivision or taxing authority of the United States, will not be less than the amount that would have been payable had no such deduction or withholding been required. However, the Company will not pay additional amounts for or on account of:

(a)	any such tax, assessment or other governmental charge which would not have been so imposed but for (i) the existence of any present or former connection between the holder or beneficial owner of a Security (or between a fiduciary, settlor, beneficiary, member or shareholder of such person, if such person is an estate, a trust, a partnership or a corporation) and the United States, including, without limitation, such person (or such fiduciary, settlor, beneficiary, member or shareholder) being or having been a citizen or resident thereof or being or having been engaged in a trade or business or present therein or having, or having had, a permanent establishment therein or (ii) the presentation, where required, by the Holder of any such Securities for payment on a date more than 15 calendar days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(b)	any estate, inheritance, gift, sales, transfer or personal property tax or any similar tax, assessment or governmental charge;

(c)	any tax, assessment or other governmental charge imposed by reason of the Holder or beneficial owner’s past or present status as a personal holding company or foreign personal holding company or controlled foreign corporation or passive foreign investment company for U.S. federal income tax purposes or as a corporation which accumulates earnings to avoid United States federal income tax or as a private foundation or other tax-exempt organization;

(d)	any tax, assessment or other governmental charge which is payable otherwise than by withholding from payments on or in respect of any Security;

(e)	any tax, assessment or other governmental charge which would not have been imposed but for the failure to comply with certification, information or other reporting requirements concerning the nationality, residence or identity of the holder or beneficial owner of such Security, if such compliance is required by statute or by regulation of the United States or of any political subdivision or taxing authority thereof or therein as a precondition to relief or exemption from such tax, assessment or other governmental charge;

(f)	any tax, assessment or other governmental charge that would not have been imposed but for a failure by the holder or beneficial owner (or any financial institution through which the holder or beneficial owner holds any Security or through which payment on the Security is made) to comply with any certification, information, identification, documentation or other reporting requirements (including entering into and complying with an agreement with the Internal Revenue Service) imposed pursuant to, or complying with any requirements imposed under an intergovernmental agreement entered into between the United States and the government of another country in order to implement the requirements of, Sections 1471 through 1474 of the Internal Revenue Code as in effect on the date of issuance of the Securities or any successor or amended version of these provisions, to the extent such successor or amended version is not materially more onerous to comply with than these provisions as enacted on such date;

(g)	any tax, assessment or other governmental charge imposed by reason of such beneficial owner’s past or present status as the actual or constructive owner of 10% or more of the total combined voting power of all classes of stock entitled to vote of the Company or as a direct or indirect affiliate of the Company;

(h)	any tax, assessment or other governmental charge required to be deducted or withheld by any Paying Agent from a payment on a Security upon presentation of such Security, where required, if such payment can be made without such deduction or withholding upon presentation of such Security, where required, to any other Paying Agent; or

any combination of two or more of items (a), (b), (c), (d), (e), (f), (g) and (h),

nor shall additional amounts be paid with respect to any payment on Securities to a United States Alien Holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of the United States (or any political subdivision thereof) to be included in the income, for tax purposes, of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to the additional amounts had such beneficiary, settlor, member or beneficial owner been the holder of the Securities.

The term “United States Alien Holder” means any beneficial owner of a Security that is not, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or if such trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person. Except as specifically provided under this heading “—Payment of Additional Amounts,” the Company will not be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

To the extent permitted by law, the Company will maintain a paying agent in a Member State of the European Union (if any) that will not require withholding or deduction of tax pursuant to European Council Directive 2003/48/EC on the taxation of savings income or any law implementing or complying with, or introduced to conform to, such European Council Directive.

Redemption for Tax Reasons

If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States or of any political subdivision or any taxing authority thereof or therein affecting taxation, or any change in, or amendment to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced and becomes effective on or after November 20, 2015, the Company becomes or will become obligated to pay additional amounts as described above under the heading “Payment of Additional Amounts” with respect to the Securities of this series, then the Company may at any time at the Company’s option redeem, in whole, but not in part, the Securities of this series on not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of their principal amount, together with any accrued and unpaid interest and additional amounts on the Securities of this series to, but not including, the redemption date. If the Company exercises its option to redeem the Securities of this series pursuant to this paragraph, it shall deliver to the Trustee an Officer’s Certificate stating that it is entitled to redeem the Securities of this series and an opinion of independent tax counsel to the effect that the circumstances described in this paragraph exist.

Unless the Company defaults on the payment of the redemption price, on and after the redemption date, interest will cease to accrue on the principal amount of this Security to be redeemed.

Additional Covenants

The Company will not create, assume, incur or guarantee, and will not permit any Restricted Subsidiary to create, assume, incur or guarantee, any Secured Indebtedness without making provision whereby this Security shall be secured equally and ratably with, or prior to, such Secured Indebtedness, together with, if the Company shall so determine, any other Indebtedness of the Company or any Restricted Subsidiary then existing or thereafter created that is not subordinate to this Security, so long as the Secured Indebtedness shall be outstanding, unless such Secured Indebtedness, when added to (a) the aggregate amount of all Secured Indebtedness then outstanding (not including in this computation Secured Indebtedness if this Security is secured equally and ratably with (or prior to) such Secured Indebtedness and further not including in this computation any Secured Indebtedness that is concurrently being retired) and (b) the aggregate amount of all Attributable Debt then outstanding pursuant to Sale and Leaseback Transactions entered into by the Company after January 26, 1999, or entered into by a Restricted Subsidiary after January 26, 1999 or, if later, the date on which it became a Restricted Subsidiary (not including in this computation any Attributable Debt that is concurrently being retired), would not exceed 10% of Consolidated Net Tangible Assets.

The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction unless (a) the sum of (i) the Attributable Debt to be outstanding pursuant to such Sale and Leaseback Transaction, (ii) all Attributable Debt then outstanding pursuant to all other Sale and Leaseback Transactions entered into by the Company after January 26, 1999, or entered into by a Restricted Subsidiary after January 26, 1999 or, if later, the date on which it became a Restricted Subsidiary, and (iii) the aggregate of all Secured Indebtedness then outstanding (not including in this computation Secured Indebtedness if this Security is secured equally and ratably with (or prior to) such Secured Indebtedness) would not exceed 10% of Consolidated Net Tangible Assets, or (b) an amount equal to the greater of (i) the net proceeds to the Company or the Restricted Subsidiary of the sale of the Principal Property sold and leased back pursuant to such Sale and Leaseback Transaction and (ii) the amount of Attributable Debt to be outstanding pursuant to such Sale and Leaseback Transaction is applied to the retirement of Funded Debt of the Company or any Restricted Subsidiaries (other than Funded Debt that is subordinate to this Security or is owing to the Company or any Restricted Subsidiaries or is scheduled to mature within one year after consummation of such Sale and Leaseback Transaction) within 180 days after the consummation of such Sale and Leaseback Transaction.

Default in the performance, or breach, of either of the covenants set forth in the preceding two paragraphs will be an “Event of Default” under Section 5.01 of the Indenture, and the covenants set forth in the preceding two paragraphs will be subject to defeasance in accordance with Section 13.03 of the Indenture.

“Attributable Debt” means, as of the date of its determination, the present value (discounted semiannually at an interest rate of 7.0% per annum) of the obligation of a lessee for rental payments pursuant to any Sale and Leaseback Transaction (reduced by the amount of the rental obligations of any sublessee of all or part of the same property) during the remaining term of such Sale and Leaseback Transaction (including any period for which the lease relating thereto has been extended), such rental payments not to include amounts payable by the lessee for maintenance and repairs, insurance, taxes, assessments and similar charges and for contingent rents (such as those based on sales). In the case of any Sale and Leaseback Transaction in which the lease is terminable by the lessee upon the payment of a penalty, such rental payments shall be considered for purposes of this definition to be the lesser of the discounted values of (a) the rental payments to be paid under such Sale and Leaseback Transaction until the first date (after the date of such determination) upon which it may be so terminated plus the then applicable penalty upon such termination, and (b) the rental payments required to be paid during the remaining term of such Sale and Leaseback Transaction (assuming such termination provision is not exercised).

“Capitalized Lease Obligation” means any obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property that is required to be classified and accounted for as a capital lease obligation under generally accepted accounting principles, and, for the purposes of this Security, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with such principles.

“Consolidated Net Tangible Assets” means at any date, the total assets appearing on the Company’s most recently prepared consolidated balance sheet as of the end of the Company’s fiscal quarter, prepared in accordance with generally accepted accounting principles, less (a) all current liabilities as shown on such balance sheet and (b) Intangible Assets.

“Funded Debt” means any indebtedness maturing by its terms more than one year from its date of issue, including any indebtedness renewable or extendable at the option of the obligor to a date later than one year from the date of the original issuance thereof.

“Indebtedness” means (a) any liability of any Person (i) for borrowed money, or under any reimbursement obligation relating to a letter of credit, (ii) evidenced by a bond, note, debenture or similar instrument, including a purchase money obligation, given in connection with the acquisition of any businesses, properties or assets of any kind or with services incurred in connection with capital expenditures, other than a trade payable or a current liability arising in the ordinary course of business, or (iii) for the payment of money relating to a Capitalized Lease Obligation, or (iv) for Interest Rate Protection Obligations; (b) any liability of others described in the preceding clause (a) that the Person has guaranteed or that is otherwise its legal liability; and (c) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (a) and (b) above.

“Intangible Assets” means at any date the value (net of any applicable reserves), as shown on or reflected in the Company’s most recently prepared consolidated balance sheet, prepared in accordance with generally accepted accounting principles, of: (a) all trade names, trademarks, licenses, patents, copyrights and goodwill; (b) organizational and development costs; (c) deferred charges (other than prepaid items such as insurance, taxes, interest, commissions, rents and similar items and tangible assets being amortized); and (d) unamortized debt discount and expense, less unamortized premium.

“Interest Rate Protection Obligations” of any Person means the obligations of such Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a floating rate of interest on the same notional amount.

“Liens” means any mortgage, lien, pledge, security interest, charge or encumbrance.

“Principal Property” means any land, land improvements, buildings and associated factory, distribution, laboratory and office equipment (excluding any motor vehicles, aircraft, mobile materials handling equipment, data processing equipment and rolling stock) constituting a distribution facility, operating facility, manufacturing facility, development facility, warehouse facility, service facility or office facility (including any portion thereof), which facility (a) is owned by or leased to the Company or any Restricted Subsidiary, (b) is located within the United States and (c) has an acquisition cost plus capitalized improvements in excess of 0.50% of Consolidated Net Tangible Assets as of the date of such determination, other than (i) any such facility, or portion thereof, which has been financed by obligations issued by or on behalf of a State, a Territory or a possession of the United States, or any political subdivision of any of the foregoing, or the District of Columbia, the interest on which is excludable from gross income of the holders thereof (other than a “substantial user” of such facility or a “related Person” as those terms are used in Section 103 of the Internal Revenue Code of 1986, as amended (the “Code”)) pursuant to the provisions of Section 103 of the Code (or any similar provision hereafter enacted) as in effect at the time of issuance of such obligations, (ii) any such facility that the Board of Directors may by Board Resolution declare is not of material importance to the Company and the Restricted Subsidiaries taken as a whole and (iii) any such facility, or portion thereof, owned or leased jointly or in common with one or more Persons other than the Company and any Subsidiary and in which the interest of the Company and all Subsidiaries does not exceed 50%.

“Restricted Securities” means any shares of the capital stock or Indebtedness of any Restricted Subsidiary.

“Restricted Subsidiary” means (a) any Subsidiary (i) which has substantially all its property within the United States of America, (ii) which owns or is a lessee of any Principal Property and (iii) in which the investment of the Company and all other Subsidiaries exceeds 0.50% of Consolidated Net Tangible Assets as of the date of such determination; provided, however, that the term “Restricted Subsidiary” shall not include: (A) any Subsidiary (x) primarily engaged in the business of purchasing, holding, collecting, servicing or otherwise dealing in and with installment sales contracts, leases, trust receipts, mortgages, commercial paper or other financing instruments, and any collateral or agreements relating thereto, including in the business, individually or through partnerships, of financing, whether through long- or short-term borrowings, pledges, discounts or otherwise, the sales, leasing or other operations of the Company and the Subsidiaries or any of them, or (y) engaged in the business of financing the assets and operations of third parties, and (z) in any case, not, except as incidental to such financing business, engaged in owning, leasing or operating any property which, but for this proviso, would qualify as Principal Property or (B) any Subsidiary acquired or organized after January 26, 1999, for the purpose of acquiring the stock or business or assets of any Person other than the Company or any Restricted Subsidiary, whether by merger, consolidation, acquisition of stock or assets or similar transaction analogous in purpose or effect, so long as such Subsidiary does not acquire by merger, consolidation, acquisition of stock or assets or similar transaction analogous in purpose or effect all or any substantial part of the business or assets of the Company or any Restricted Subsidiary; and (b) any other Subsidiary that is hereafter designated by the Board of Directors as a Restricted Subsidiary.

“Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing by the Company or any Restricted Subsidiary of any Principal Property (whether such Principal Property is now owned or hereafter acquired) that has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person, other than (a) leases for a term, including renewals at the option of the lessee, of not more than three years; (b) leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries and (c) leases of Principal Property executed by the time of, or within 180 days after the latest of, the acquisition, the completion of construction or improvement (including any improvements on property that will result in such property becoming a Principal Property), or the commencement of commercial operation of such Principal Property.

“Secured Indebtedness” means (a) Indebtedness of the Company or a Restricted Subsidiary that is secured by any Lien upon any Principal Property or Restricted Securities, and (b) Indebtedness of the Company or a Restricted Subsidiary in respect of any conditional sale or other title retention agreement covering Principal Property or Restricted Securities; but “Secured Indebtedness” shall not include any of the following:

(a) Indebtedness of the Company and the Restricted Subsidiaries outstanding on January 26, 1999, secured by then existing Liens upon, or incurred in connection with conditional sales agreements or other title retention agreements with respect to Principal Property or Restricted Securities;

(b) Indebtedness that is secured by (i) purchase money Liens upon Principal Property acquired after January 26, 1999, (ii) Liens placed on Principal Property after January 26, 1999, during construction or improvement thereof (including any improvements on property which will result in such property becoming Principal Property) or placed thereon within 180 days after the later of acquisition, completion of construction or improvement or the commencement of commercial operation of such Principal Property or improvement, or placed on Restricted Securities acquired after January 26, 1999 or (iii) conditional sale agreements or other title retention agreements with respect to any Principal Property or Restricted Securities acquired after January 26, 1999, if (in each case referred to in this subparagraph (b)) (x) such Lien or agreement secures all or any part of the Indebtedness incurred for the purpose of financing all or any part of the purchase price or cost of construction of such Principal Property or improvement or Restricted Securities and (y) such Lien or agreement does not extend to any Principal Property or Restricted Securities other than the Principal Property so acquired or the Principal Property, or portion thereof, on which the property so constructed or such improvement is located; provided, however, that the amount by which the aggregate principal amount of Indebtedness secured by any such Lien or agreement exceeds the cost to the Company or such Restricted Subsidiary of the related acquisition, construction or improvement will be considered to be “Secured Indebtedness;”

(c) Indebtedness that is secured by Liens on Principal Property or Restricted Securities, which Liens exist at the time of acquisition (by any manner whatsoever) of such Principal Property or Restricted Securities by the Company or a Restricted Subsidiary;

(d) Indebtedness of Restricted Subsidiaries owing to the Company or any other Restricted Subsidiary and Indebtedness of the Company owing to any Restricted Subsidiary;

(e) In the case of any corporation that becomes (by any manner whatsoever) a Restricted Subsidiary after January 26, 1999, Indebtedness that is secured by Liens upon, or conditional sale agreements or other title retention agreements with respect to, its property that constitutes Principal Property or Restricted Securities, which Liens exist at the time such corporation becomes a Restricted Subsidiary;

(f) Guarantees by the Company of Secured Indebtedness and Attributable Debt of any Restricted Subsidiaries and guarantees by a Restricted Subsidiary of Secured Indebtedness and Attributable Debt of the Company and any other Restricted Subsidiaries;

(g) Indebtedness arising from any Sale and Leaseback Transaction;

(h) Indebtedness secured by Liens on property of the Company or a Restricted Subsidiary in favor of the United States of America, any State, Territory or possession thereof, or the District of Columbia, or any department, agency or instrumentality or political subdivision of the United States of America or any State, Territory or possession thereof, or the District of Columbia, or in favor of any other country or any political subdivision thereof, if such Indebtedness was incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Lien; provided, however, that the amount by which the aggregate principal amount of Indebtedness secured by any Lien exceeds the cost to the Company or the Restricted Subsidiary of the related acquisition or construction will be considered to be “Secured Indebtedness”;

(i) Indebtedness secured by Liens on aircraft, airframes or aircraft engines, aeronautic equipment or computers and electronic data processing equipment; and

(j) The replacement, extension or renewal, or successive replacements, extensions or renewals, of any Indebtedness, in whole or in part, excluded from the definition of “Secured Indebtedness” by subparagraphs (a) through (i) above; provided, however, that no Lien securing, or conditional sale or title retention agreement with respect to, such Indebtedness will extend to or cover any Principal Property or any Restricted Securities, other than such property that secured the Indebtedness so replaced, extended or renewed, plus improvements on or to any such Principal Property, provided further, however, that to the extent that such replacement, extension or renewal increases the principal amount of Indebtedness secured by such Lien or is in a principal amount in excess of the principal amount of Indebtedness excluded from the definition of “Secured Indebtedness” by subparagraphs (a) through (i) above, the amount of such increase or excess will be considered to be “Secured Indebtedness.”

In no event shall the foregoing provisions be interpreted to mean that the same Indebtedness is included more than once in the calculation of “Secured Indebtedness” as that term is used in this Security, nor shall their operation cause this result.

The Indenture contains provisions whereby (i) the Company may be discharged from its obligations with respect to the Securities (subject to certain exceptions) or (ii) the Company may be released from its obligation under specified covenants and agreements in the Indenture, in each case if the Company satisfies certain conditions, all as more fully provided in the Indenture. For purposes of such provisions, German government securities shall be used instead of United States government securities in respect of payments due in euros on the Securities of this Series.

If an Event of Default with respect to the Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series issued under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made a written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity satisfactory to the trustee, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment or delivery of the Maturity Consideration hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall affect or impair the obligation of the Company, which is absolute and unconditional, to pay the Maturity Consideration and interest on this Security at the times, place and rate, and in the manner, herein prescribed.

As provided in the Indenture and subject to certain limitations set forth therein and in this Security, the transfer of this Security is registrable in the Security Register upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the Maturity Consideration and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. No service charge shall be made for any such registration of transfer or exchange, but the Company and the Security Registrar may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

Except in the limited circumstances described in Section 3.05 of the Indenture, this Security shall be issued in the form of one or more Global Securities and a common depositary for the accounts of Euroclear and Clearstream shall be the Depositary for such Global Security or Securities. Clause 2(A)(ii) of the eighth paragraph of Section 3.05 of the Indenture shall be inapplicable to this Security.

The Securities of this series are issuable only in registered form without coupons in minimum denominations of €100,000 and any integral multiples of €1,000 in excess thereof. As provided in the Indenture and subject to certain limitations set forth therein, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

Notices to Holders of the Securities of this series will be sent by mail or email to the registered Holders, or otherwise in accordance with the procedures of the applicable depositary.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

This Security shall be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflicts of laws of such state.

This is one of the Securities of the series designated herein referred to in the Indenture.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
As Trustee

By:	/s/ Richard Tarnas
Authorized Signatory

[FORM OF TRANSFER NOTICE]

FOR VALUE RECEIVED the undersigned registered holder hereby sell(s), assign(s) and transfer(s) unto

Insert Taxpayer Identification No.

(Please print or typewrite name and address including zip code of assignee)

the within Security and all rights thereunder, hereby irrevocably constituting and appointing                     to transfer said Security on the books of the Company with full power of substitution in the premises.

By:
Date:

SCHEDULE OF INCREASES OR DECREASES IN SECURITY

The following increases or decreases in this Security have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Security	Amount of increase in Principal Amount of this Security	Principal Amount of this Security following such decrease or increase	Signature of authorized officer of Trustee or Securities Custodian

OPTION TO ELECT REPAYMENT

If you elect to have this Security purchased by the Company pursuant to the terms of the Security, check the box:

☐

If you want to elect to have only part of this Security purchased by the Company pursuant to the terms of the Security, state the amount in principal amount (must be in denominations of €1,000 or an integral multiple of €1,000 in excess thereof): €                                                  and specify the denomination or denominations (which shall not be less than the minimum authorized denomination) of the Securities to be issued to the Holder for the portion of the Security not being repurchased (in the absence of any such specification, one such Security will be issued for the portion not being repurchased):                                         .

Date:	Your Signature
(Sign exactly as your name appears on the other side of the Security)

Signature Guarantee:
(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.